Exhibit 4.4

EXHIBIT B

PROTOX THERAPEUTICS INC.

WARRANT

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”). THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY UNDER A REGISTRATION PURSUANT TO THE SECURITIES ACT OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

THE SECURITIES REPRESENTED BY THIS WARRANT ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH HEREIN AND IN AN INVESTMENT AGREEMENT, DATED AS OF SEPTEMBER 28, 2010, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [INSERT DATE THAT IS 4 MONTHS AND A DAY AFTER THE DATE HEREOF]]

Warrant No. [ ]	Number of Shares (subject to adjustment):
[ ]

Date of Issuance: [            ], 2010

PROTOX THERAPEUTICS INC.

Common Shares Purchase Warrant

Section 1. Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated.

“Acceleration Option” shall have the meaning set forth in Section 3(B).

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other person.

“Approved Markets” shall mean the Toronto Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the New York Stock Exchange or the NYSE Amex.

“Board” means the Board of Directors of the Company or, with respect to any action to be taken by the Board, any committee of the Board duly authorized to take such action.

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in British Columbia generally are authorized or required by law or other governmental actions to close.

“Capital Stock” of any Person means any and all securities (including equity-linked securities), interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person.

“Common Shares” means the Company’s common shares, no par value.

“Company” means Protox Therapeutics Inc., a British Columbia corporation.

“Deemed Exercise Date” shall have the meaning set forth in Section 3(B).

“Exercise Price” shall have the meaning set forth in Section 2.

“Expiration Time” shall have the meaning set forth in Section 3(A).

“Fair Market Value” means the amount which a willing buyer would pay a willing seller in an arm’s-length transaction as determined in good faith by the Board and evidenced by a resolution (without giving effect to any minority discount or illiquidity discount).

“Investment Agreement” means that certain Investment Agreement, dated September 28, 2010, by and among the Company and the purchasers named therein, as the same may be amended from time to time.

“Market Price” shall mean, with respect to the Common Shares (or other relevant Capital Stock) on any date of determination, the volume weighted average trading price of the Common Shares (or other relevant Capital Stock) on the relevant Approved Market for the five day period prior to such date, provided that if the Common Shares are listed on multiple Approved Markets, the Market Price shall be the volume weighted average trading price of the Common Shares (or other relevant Capital Stock) for the five day period prior to the determination date on the market on which the greatest volume of trading in the Common Shares (or other relevant Capital Stock) occurred during the 20 business days preceding such date.

“Notice of Exercise” means the form of notice of exercise annexed hereto as Schedule “A”.

“Payment Method Election Notice” shall have the meaning set forth in Section 3(B).

“Person” means any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization, other entity or government or any agency or political subdivision thereof.

“Pro Rata Repurchase” means any purchase of Common Shares by the Company or any Affiliate thereof pursuant to:

(A) any tender offer or exchange offer, or

(B) pursuant to any other offer available to substantially all holders of Common Shares, in each case whether for cash, shares of Capital Stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property (including, without limitation, shares of Capital Stock, other securities or evidences of indebtedness of a Subsidiary of the Company), or any combination thereof, effected while this Warrant is outstanding. The “Effective Date” of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

“Provisional Exercise Notice” shall have the meaning set forth in Section 3(B).

“Securities Act” means the United States Securities Act of 1933, as amended.

“Shares” shall have the meaning set forth in Section 2.

“Subsidiary” means a partnership, joint-stock company, corporation, limited liability company, trust, unincorporated organization or other entity of which a Person owns, directly or indirectly, more than 50% of the stock or other interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such entity.

“Trading Day” means a day on which a trade in the Common Shares is recorded on each Approved Market in which the Common Shares are then listed for trading.

“TSX” means the Toronto Stock Exchange.

“U.S. Person” means a “U.S. Person” as defined in Regulation S under the Securities Act.

“Warrantholder” shall have the meaning set forth in Section 2.

“Warrant” means this Warrant.

Section 2. Number of Shares; Exercise Price. This certifies that, for value received, [    ], its Affiliates or its transfers or assigns (the “Warrantholder”) is entitled, upon the terms and subject to the conditions hereinafter set forth, to acquire from the Company, in

whole or in part, an aggregate of [    ]1 fully paid and nonassessable Common Shares, subject to adjustment pursuant to this Warrant (the “Shares”) at a purchase price equal to $.50 per share (the “Exercise Price”). The number of Shares and the Exercise Price are subject to adjustment as provided herein, and all references to “Shares,” “Common Shares” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.

Section 3. Exercise of Warrant; Term. (A) To the extent permitted by applicable laws and regulations, the right to purchase the Shares represented by this Warrant is exercisable, in whole or in part by the Warrantholder, at any time or from time to time after the date hereof, but in no event later than 11:59 p.m., New York City time, on the fifth anniversary of the date hereof (such time, the “Expiration Time”) and subject to the Acceleration Option, by

(i) the surrender of this Warrant and Notice of Exercise annexed hereto, duly completed and executed on behalf of the Warrantholder, at the office of the Company in Vancouver, British Columbia, Canada (or such other office or agency of the Company in the United States or Canada as it may designate by notice in writing to the Warrantholder at the address of the Warrantholder appearing on the books of the Company), and

(ii) payment of the Exercise Price for the Shares thereby purchased at the election of the Warrantholder in one of the following manners:

(a) by tendering in cash, by certified or cashier’s check payable to the order of the Company, or by wire transfer of immediately available funds to an account designated by the Company; or

(b) by having the Company withhold Common Shares issuable upon exercise of the Warrant equal in value to the aggregate Exercise Price as to which this Warrant is so exercised based on the Market Price of the Common Shares on the last full Trading Day prior to the delivery of this Warrant and the Notice of Exercise to the Company.

(iii) This Warrant and the Shares issuable upon exercise hereof have not been registered under the Securities Act or the securities laws of any state of the United States, and this Warrant may not be exercised within the United States or by or on behalf of any U.S. Person unless under a registration pursuant to the Securities Act or an exemption from the registration requirements of the Securities Act and applicable state securities laws. The Company shall not issue or register Shares or the certificates representing such Shares unless the Warrantholder has executed and delivered to the Company a Notice of Exercise included as Schedule “A” hereto.

(iv) If the Warrantholder does not exercise this Warrant in its entirety, the Warrantholder will be entitled to receive from the Company within a reasonable time,

[1]	Amount to be 60% of common shares issuable to Warrantholder in the subsequent investment as adjusted pursuant to Section 2.3 of the Investment Agreement.

and in any event not exceeding three (3) Business Days, a new warrant certificate in substantially identical form for the purchase of that number of Shares equal to the difference between the number of Shares subject to this Warrant and the number of Shares as to which this Warrant is so exercised.

(B) (i) Subject to the terms and conditions of this Section 3(B), prior to the Warrant being exercised by a Warrantholder pursuant to Section 3(A), the Company may cause the exercise of the Warrant in whole (and not in part) and issue Shares to the Warrantholder at the Exercise Price.

(ii) The option set forth in Section 3(B)(i) (the “Acceleration Option”) may only by exercised after the second anniversary of the date hereof and prior to the Expiration Time. The Acceleration Option may only be exercised if the arithmetic mean of the Market Price for the twenty (20) full Trading Days preceding the delivery of the Provisional Exercise Notice (as defined below) is greater than three times (3X) the Exercise Price.

(iii) In order to exercise the Acceleration Option, the Company shall deliver written notice (the “Provisional Exercise Notice”) to the Warrantholder by first class mail, postage prepaid, notifying the Warrantholder of (a) the Company’s exercise of the Acceleration Option, (b) the number of Shares to be issued to the Warrantholder upon exercise and conversion (which shall be all of the Shares issuable upon exercise of the Warrant at the relevant time), (c) the Exercise Price and (d) the date on which such conversion and the issuance of Shares shall occur, which date shall not be less than eleven (11) days nor be more than fifteen (15) days after the delivery of the Provisional Exercise Notice.

(iv) Within ten (10) days of receipt of the Provisional Exercise Notice, the Warrantholder shall deliver written notice (the “Payment Method Election Notice”) to the Company as to whether it elects (in its sole discretion) to deliver the Exercise Price for the Shares issuable upon exercise of the Acceleration Option by the means set forth in Section 3(A)(ii)(a), the means set forth in Section 3(A)(ii)(b) or any combination thereof. In the event that the Company does not receive the Warrantholder’s Payment Method Election Notice within such ten (10) day period, the Warrantholder shall be deemed to have elected to deliver the Exercise Price by the means set forth in Section 3(A)(ii)(b).

(v) The issuance of the Shares upon exercise of the Acceleration Option shall occur on the date specified in the Provisional Exercise Notice or such other date mutually agreed to in writing by the Company and the Warrantholder (the “Deemed Exercise Date”) by surrender of the Warrant and delivery of the Exercise Price (if applicable) pursuant to the terms of this Section 3; provided, however, the Company is only obligated to issue Shares and the Warrantholder is only obligated to surrender the Warrant in respect of the exercise of the Acceleration Option if the arithmetic mean of the Market Price for the twenty (20) full Trading Days preceding the Deemed Exercise Date is greater than three times (3X) the Exercise Price.

(C) Unless otherwise waived in writing by the Warrantholder prior to the Expiration Time, in the event that this Warrant is not exercised prior to the Expiration Time and provided that the Market Price of the Common Shares on each Approved Market in which Common Shares are listed for trading is greater than the Exercise Price, the Warrantholder shall be deemed to have exercised this Warrant as of the Expiration Time without any further action by the Warrantholder and shall be deemed to have elected payment of the Exercise Price pursuant to the means set forth in Section 3(A)(ii)(b). Thereupon, the Company shall promptly (and in any event within two (2) Business Days) deliver to the Warrantholder the Shares issuable upon such exercise and take any other action necessary to effect such issuance. For the avoidance of doubt, in no event shall the exercise of this Warrant pursuant to this Section 3(C) require any cash payment by the Warrantholder.

Section 4. U.S. Legends. Upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the Securities Act or state securities laws, the certificates representing the Shares issuable upon the exercise of this Warrant, and all certificates issued in exchange therefor or in substitution thereof, shall bear on the face of such certificates the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”). THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY UNDER A REGISTRATION PURSUANT TO THE SECURITIES ACT OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

Section 5. Issuance of Shares; Authorization; Listing; Reporting Issuer Status. Certificates for Shares issued upon exercise of this Warrant will be issued in such name or names as the Warrantholder may designate and will be delivered to such named Person or Persons within a reasonable time, not to exceed three (3) Business Days after the date on which this Warrant has been duly exercised in accordance with the terms of this Warrant. The Company hereby represents and warrants that any Shares issued upon the exercise of this Warrant in accordance with the provisions of Section 3 and all other provisions of this Warrant will be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges (other than liens or charges created by the Warrantholder or taxes in respect of any transfer occurring contemporaneously therewith). The Company will at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of providing for the exercise of this Warrant, the aggregate number of shares of Common Shares then issuable upon exercise of this Warrant. The Company will procure, at its sole expense, the listing of the Shares upon exercise of this Warrant, including but not limited to those Shares issuable pursuant to Section 13 of this Warrant, subject to issuance or notice of issuance on all stock exchanges on which the Common Shares are then listed or traded and maintain the listing of such Shares after issuance. The Company will use commercially reasonable efforts to ensure that the Shares may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange, if any, on which the Shares are listed or traded. The

Company shall make all requisite filings under applicable securities law and the respective regulations made thereunder including those necessary to remain a reporting issuer not in default of any of the requirements of such laws and regulations.

Section 6. No Fractional Shares. No fractional Shares shall be issued upon any exercise of this Warrant. In lieu of any fractional Share to which the Warrantholder would otherwise be entitled, the Warrantholder shall be entitled to receive a cash payment equal to the Market Price of the Common Shares on the date of exercise less the Exercise Price for such fractional Share.

Section 7. No Rights as Shareholders; Transfer Books. This Warrant does not entitle the Warrantholder to any voting rights or other rights as a shareholder of the Company prior to the date of exercise hereof. The Company will at no time close its transfer books against transfer of this Warrant in any manner which interferes with the timely exercise of this Warrant.

Section 8. Charges, Taxes and Expenses. Issuance of certificates for Shares to the Warrantholder upon the exercise of this Warrant shall be made without charge to the Warrantholder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company.

Section 9. Transfer/Assignment. (A) Subject to compliance with the Investment Agreement, applicable securities laws, and this Section 9, this Warrant and all rights hereunder are transferable, in whole or in part, by the Warrantholder in person or by duly authorized attorney by completing and delivering to the Company the transfer form attached hereto as Schedule “B”. Upon surrender of this Warrant, duly endorsed, to the office or agency of the Company described in Section 3, a new warrant shall be made and delivered by the Company, of the same tenor and date as this Warrant but registered in the name of the transferee. All expenses and other charges payable in connection with the preparation, execution and delivery of the new warrants pursuant to this Section 9 shall be paid by the Company.

Section 10. Exchange and Registry of Warrant. This Warrant is exchangeable, subject to applicable securities laws, upon the surrender hereof by the Warrantholder to the Company, for a new Warrant or new Warrants of like tenor and representing the right to purchase the same aggregate number of Shares. The Company shall maintain a registry showing the name and address of the Warrantholder as the registered holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at the office of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry. All expenses and other charges payable in connection with the preparation, execution and delivery of the new warrants pursuant to this Section 10 shall be paid by the Company.

Section 11. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon receipt of an indemnity or security satisfactory to the Company, acting reasonably, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new warrant of like tenor and representing the right to purchase the same aggregate number of Shares as provided for in such lost, stolen, destroyed or mutilated Warrant.

Section 12. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.

Section 13. Adjustments and Other Rights. The Exercise Price and the number of Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided, that no single event shall be subject to adjustment under more than one sub-section of this Section 13 so as to result in duplication.

(A) Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall (i) declare a stock dividend or make a distribution on its securities, in each case, in Common Shares, (ii) subdivide or reclassify the outstanding Common Shares into a greater number of shares, or (iii) combine or reclassify the outstanding Common Shares into a smaller number of shares, the number of Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder after such date shall be entitled to purchase the number of Common Shares which such holder would have owned or been entitled to receive after such date had this Warrant been exercised immediately prior to such date. In such event, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for such dividend, distribution, subdivision, combination or reclassification giving rise to this adjustment by (y) the new number of Shares issuable upon exercise of this Warrant determined pursuant to the immediately preceding sentence.

(B) Other Distributions. In case the Company shall fix a record date for the making of a distribution to all holders of Common Shares (i) of shares of any class of Capital Stock other than its Common Shares, (ii) of evidence of indebtedness of the Company or any Subsidiary, (iii) of assets or cash (excluding dividends or distributions referred to in Section 13(A)), or (iv) of rights or warrants (other than in connection with the adoption of a stockholder rights plan), in each such case, the Exercise Price in effect prior thereto shall be reduced immediately thereafter to the price determined by dividing (x) an amount equal to the difference resulting from (1) the number of Common Shares outstanding on such record date multiplied by the Exercise Price on such record date, less (2) the Fair Market Value of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed by (y) the number of Common Shares outstanding on such record date; such adjustment shall be made successively whenever such a record date is fixed. In such event, the number of Shares issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the issuance giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. In the event that such distribution is not so made, the Exercise Price and the number of Shares issuable upon exercise of this Warrant then in effect shall be readjusted, effective as of the date when the Board determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Exercise Price that would then be in effect and the number of Shares that would then be issuable upon exercise of this Warrant if such record date had not been fixed.

(C) Certain Repurchases of Common Shares. In case the Company effects a Pro Rata Repurchase of Common Shares, then the Exercise Price shall be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to the effective date of such Pro Rata Repurchase by a fraction of which the numerator shall be (i) the product of (x) the number of Common Shares outstanding immediately before such Pro Rata Repurchase and (y) the Market Price of a Common Share on the Trading Day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which the denominator shall be the product of (i) the number of Common Shares outstanding immediately prior to such Pro Rata Repurchase minus the number of Common Shares so repurchased and (ii) the Market Price per Common Share on the Trading Day immediately preceding the first public announcement of such Pro Rata Repurchase. In such event, the number of Common Shares issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the Pro Rata Repurchase giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. For the avoidance of doubt, no increase in the Exercise Price or reduction in the number of Shares issuable upon exercise of this Warrant shall be made pursuant to this Section 13(C).

(D) Rounding of Calculations. All calculations under this Section 13 shall be made to the nearest one-hundreth (1/100th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be.

(E) Timing of Issuance of Additional Shares Upon Certain Adjustments. In any case in which the provisions of this Section 13 shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (i) issuing to the Warrantholder of this Warrant exercised after such record date and before the occurrence of such event the additional Shares issuable upon such exercise by reason of the adjustment required by such event over and above the Shares issuable upon such exercise before giving effect to such adjustment and (ii) paying to such Warrantholder any amount of cash in lieu of a fractional Share; provided, however, that the Company upon request shall deliver to such Warrantholder a due bill or other appropriate instrument evidencing such Warrantholder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(F) Adjustment for Unspecified Actions. If the Company takes any action affecting the Common Shares, other than actions described in this Section 13, which in the opinion of the Board would adversely affect the exercise rights of the Warrantholder, the Exercise Price for the Warrant and/or the number of Shares received upon exercise of the Warrant shall be adjusted for the Warrantholder’s benefit, to the extent permitted by law, in such manner, and at such time, as the Board after consultation with the Warrantholder shall reasonably determine to be equitable in the circumstances. Failure of the Board to provide for any such adjustment will be evidence that the Board has determined that it is equitable to make no such adjustments in the circumstances.

(G) Statement Regarding Adjustments. Whenever the Exercise Price or the number of Shares into which this Warrant is exercisable shall be adjusted as provided in Section 13 herein, the Company shall forthwith file at the principal office of the Company a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the number of Shares issuable upon the exercise of this Warrant after such adjustment, and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each Warrantholder at the address appearing in the Company’s records.

(H) Notice of Adjustment Event. In the event that the Company shall propose to take any action of the type described in this Section 13 (but only if the action of the type described in this Section 13 would result in an adjustment in the Exercise Price or the number of Shares issuable upon the exercise of this Warrant or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall give notice to the Warrantholder, in the manner set forth in Section 13(G), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least fifteen (15) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(I) No Impairment. The Company will not, by amendment of its articles of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in taking of all such action as may be necessary or appropriate in order to protect the rights of the Warrantholder.

(J) Adjustment Rules. Any adjustments pursuant to this Section 13 shall be made successively whenever an event referred to herein shall occur.

Section 14. Notice. Upon each determination of Market Price or Fair Market Value, as the case may be, hereunder, the Company shall promptly give notice thereof to the Warrantholder, setting forth in reasonable detail the calculation of such Market Price or Fair Market Value, and the method and basis of determination thereof, as the case may be.

Section 15. Governing Law. This Warrant shall be binding upon any successors or assigns of the Company. This Warrant shall constitute a contract under the laws of the Province of British Columbia and for all purposes shall be construed in accordance with and governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein, without giving effect to its principles regarding conflicts of law. The Company hereby irrevocably submits to the jurisdiction of the courts of the Province of British Columbia.

Section 16. Attorneys’ Fees. In any litigation, arbitration or court proceeding between the Company and the Warrantholder as the holder of this Warrant relating hereto, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and expenses incurred in enforcing this Warrant.

Section 17. Amendments. This Warrant may be amended and the observance of any term of this Warrant may be waived only, in the case of an amendment, with the written consent of the Company and the Warrantholder, or in the case of a waiver, by the party against whom the waiver is to be effective.

Section 18. Notices. All notices hereunder shall be in writing and shall be effective (A) on the day on which delivered if delivered personally or transmitted by facsimile with evidence of receipt, (B) one Business Day after the date on which the same is delivered to a nationally recognized overnight courier service with evidence of receipt, or (C) five Business Days after the date on which the same is deposited, postage prepaid, in the U.S. or Canadian mail, sent by certified or registered mail, return receipt requested, and addressed to the party to be notified at the address indicated below for the Company, or at the address for the Warrantholder set forth in the registry maintained by the Company pursuant to Section 10, or at such other address and/or telecopy or telex number and/or to the attention of such other person as the Company or the Warrantholder may designate by ten-day advance written notice. Notwithstanding the foregoing, the Provisional Exercise Notice sent in accordance with Section 3(B), shall be deemed effective on the date which the same is deposited, postage prepaid, in the U.S. mail.

If to the Company, any notice hereunder shall be sent to:

Protox Therapeutics Inc.

1210-885 West Georgia Street,

Vancouver, BC Canada V6C 3E8

Attn: Chief Executive Officer

Facsimile: (604) 688-0173

Section 19. Prohibited Actions. The Company agrees that it will not take any action which would entitle the Warrantholder to an adjustment of the Exercise Price if the total number of Shares issuable after such action upon exercise of this Warrant, together with all Common Shares then outstanding and all Common Shares then issuable upon the exercise of all outstanding options, warrants, conversion and other rights, would exceed the total number of Common Shares then authorized by its certificate of incorporation. In furtherance of and without limiting the foregoing, as a condition precedent to the taking of any action which would require an adjustment pursuant to Section 13, the Company shall take any action which may be necessary, including obtaining regulatory or shareholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and non-assessable all Shares that the Warrantholder is entitled to receive upon exercise of this Warrant.

Section 20. Currency. All references to currency in this Warrant are denominated in Canadian dollars.

Section 21. Entire Agreement. This Warrant and the forms attached hereto, and the Investment Agreement, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or undertakings with respect thereto.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by a duly authorized officer.

Dated: [            ], 2010

PROTOX THERAPEUTICS, INC.

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

[ ]

By:
Name:
Title:

[Signature Page to Warrant]

SCHEDULE “A”

[Form Of Notice Of Exercise]

Date:

TO:	Protox Therapeutics, Inc.

RE:	Election to Subscribe for and Purchase Common Shares

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase the number of common shares (“Shares”) set forth below covered by such Warrant. The undersigned, in accordance with Section 3 of the Warrant, hereby agrees to pay the aggregate Exercise Price for Shares in the manner set forth below.

Number of Common Shares:

Method of Payment of Exercise Price:

Holder:

By:

Name:

Title:

[Form of Notice of Exercise]

SCHEDULE “B”

TRANSFER FORM

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

(include name and address of the transferee)                      Warrants exercisable for shares of common stock of Protox Therapeutics, Inc. (the “Company”) registered in the name of the undersigned on the register of the Company maintained therefor, and hereby irrevocably appoints                                          the attorney of the undersigned to transfer the said securities on the books maintained by the Company with full power of substitution.

DATED this      day of             ,         .

Signature of Transferor guaranteed by:

Name of Bank or Trust Company:	Signature of Transferor

Address of Transferor